UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 29, 2006
CANYON RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11887	84-0800747

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14142 Denver West Parkway, Suite 250
Golden, Colorado	80401

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 278-8464

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 29, 2006, Canyon Resources Corporation (“Canyon”), a Delaware corporation, entered into an Asset Exchange Agreement (“Asset Exchange Agreement”) with various subsidiaries of Newmont Mining Corporation (“Newmont”). A copy of the news release announcing the transaction is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Canyon acquired the 3% net smelter return (“NSR”) royalty held by Newmont on Canyon’s CR Biggs Mine in Inyo County, California. In exchange, Newmont will receive from Canyon certain mineral rights, leases, and facilities near Lincoln, Montana with associated intellectual property and Newmont will assume all associated reclamation liability. Canyon will retain a 3% NSR royalty on mineral rights provided by Canyon in this transaction.
As part of the asset exchange transaction, Canyon has entered into a Mineral Lease, Sublease and Agreement with Newmont to acquire an option on the Adelaide gold project in Humboldt County, Nevada and the Tuscarora gold project in Elko County, Nevada. Canyon is required to spend a total of $3.0 million on both the Adelaide and Tuscarora gold projects over five years, with a minimum expenditure of $250,000 in the first year to earn its interest in the properties. Newmont retains a one time Venture Option at either property to enter into a joint venture with Canyon, whereby Newmont would hold 51% and Canyon a 49% interest. If Newmont exercises its Venture Option after Canyon completes a positive Feasibility Study on either property, Newmont must spend a minimum of 250% of Canyon’s expenditures to earn their 51% interest. If Newmont chooses to exercise their Venture Option prior to completion of a Feasibility Study, then Newmont must expend an amount equal to 400% of Canyon’s expenditures to earn their 51% interest. During the Venture Option period, Newmont must spend a minimum of $1.0 million per year in work on the subject property over a maximum of five years or a period of time equal to the period spent by Canyon working on the property before the Venture Option decision was made. In the event that Newmont elects not to exercise its Venture Option on either property, then the property would be held by Canyon and Newmont would retain a 3% NSR royalty on the property or a maximum 5% royalty on the properties net of royalties owed to underlying landholders.
Item 2.01 Completion of Acquisition or Disposition of Assets.
As disclosed above in Item 1.01, on December 29, 2006, Canyon entered into the Asset Exchange Agreement with Newmont. The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
The net book value of the assets exchanged by Canyon was nil. However, Canyon expects to record a gain and an asset of approximately $1.6 million on the asset exchange transaction based on the preliminary estimated fair market value of the 3% NSR royalty on the CR Briggs Mine. The preliminary estimated market value was calculated from the royalty cash flow stream from certain mineralized material subject to the NSR royalty exchanged by Newmont. The mineralized material subject to the NSR royalty was probability weighted and the cash flows were discounted at a rate of ten percent. The preliminary estimated market value of the NSR royalty is expected to exceed ten percent of the total assets of Canyon prior to the transaction. The calculation of the preliminary estimated market value of the NSR royalty is still being finalized and may be subject to change.
Item 9.01 Financial Statements and Exhibits.
               (d) Exhibits.
                99.1 Canyon Resources Corporation news release PR07-01 dated January 4, 2007

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION
Date: January 4, 2007	By:	/s/ David P. Suleski
David P. Suleski
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit

99.1	Canyon Resources Corporation news release PR07-01 dated January 4, 2007